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                                                                    EXHIBIT 11.1

                            MCAFEE ASSOCIATES, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                    (in thousands, except per share amounts)

Primary and Fully Diluted                            Year Ended December 31,
                                                 -------------------------------
                                                    1996      1995       1994
                                                 ---------  ---------  ---------
Weighted average common shares outstanding          47,691     45,452     42,557
   for the period
Dilutive effect of options, net                      5,516      3,913      3,618
                                                 ---------  ---------  ---------
Shares used in per share calculation                53,207     49,365     46,175
                                                 =========  =========  =========
Net income                                       $  39,017  $  14,916  $   2,605
                                                 =========  =========  =========
Net income per share                             $    0.73  $    0.30  $    0.06
                                                 =========  =========  =========



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